Exhibit 4.1

Broadcom Corporation

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 9, 2011

Wilmington Trust, National Association

Trustee

Second Supplemental Indenture dated as of November 9, 2011 between Broadcom Corporation, a California corporation (the “Company”) and Wilmington Trust, National Association (“Trustee”).

RECITALS

A. The Company and the Trustee (as successor by merger to Wilmington Trust FSB) executed and delivered an Indenture, dated as of November 1, 2010 (the “Base Indenture”), to provide for the issuance by the Company from time to time of debentures, notes or other debt instruments evidencing its indebtedness. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is herein referred to as the “Indenture.”

B. The Company and the Trustee entered into the First Supplemental Indenture, dated November 1, 2010, to provide for the issuance of the Company’s 1.500% Senior Notes due 2013 and 2.375% Senior Notes due 2015.

C. The Company has authorized the issuance of $500,000,000 aggregate principal amount of 2.700% Senior Notes due 2018 (the “Notes”).

D. The Company desires to enter into this Second Supplemental Indenture pursuant to Section 9.1 of the Base Indenture to establish the terms of the Notes in accordance with Section 2.2 of the Base Indenture and to establish the form of the Notes in accordance with Sections 2.2.11 and 2.3 of the Base Indenture.

E. All things necessary to make this Second Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1. Terms of the Notes.

The following terms relate to the Notes:

(1) The Notes shall constitute a separate Series of Securities under the Base Indenture having the title “2.700% Senior Notes due 2018.”

(2) The Notes shall be issued at a price of one hundred percent (100%) of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

(3) The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be $500,000,000. The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Initial Notes. Any Additional Notes and the Initial Notes shall constitute a single Series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires. The aggregate principal amount of each of the Additional Notes shall be unlimited.

(4) The entire outstanding principal of the Notes shall be payable on November 1, 2018.

(5) The rate at which the Notes shall bear interest shall be 2.700% per year. The date from which interest shall accrue on the Notes shall be November 9, 2011, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be May 1 and November 1 of each year, beginning May 1, 2012. Interest shall be payable on each Interest Payment Date to the holders of record at the close of business on the April 15 and October 15 prior to each Interest Payment Date (in connection with the Notes, a “regular record date”). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(6) The Notes shall be issuable in whole in the form of one or more registered Global Securities, and the Depositary for such Global Securities shall be The Depository Trust Company, New York, New York (“DTC”). The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be denominated in Dollars and shall be issuable in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

(7) The Notes may be redeemed at the option of the Company prior to the maturity date, as provided in Section 1.4. The Notes are subject to a special mandatory redemption feature, as provided in Section 1.5.

(8) The Notes will not have the benefit of any sinking fund.

(9) Except as provided herein, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(10) The Notes will be senior unsecured obligations of the Company and will rank equal in right of payment to all of the Company’s other existing and future senior unsecured indebtedness and among themselves.

(11) The Notes are not convertible into shares of common stock or other securities of the Company.

(12) The restrictive covenants set forth in Section 1.6 shall be applicable to the Notes.

Section 1.2. Additional Defined Terms.

As used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Aggregate Debt” means, as of the date of determination, the aggregate principal amount of Indebtedness of the Company and its Subsidiaries incurred after the date of this Second Supplemental Indenture and secured by Liens not permitted by Section 1.6.1.1.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Attributable Liens” means, in connection with a sale and lease-back transaction, the lesser of:

(1) the fair market value of the assets subject to such transaction (as determined in good faith by the Board of Directors or a committee thereof); and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under this Indenture (which may include debt securities in addition to the Notes) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Bankruptcy Law” has the meaning set forth in Section 1.7.1.

“Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Change of Control” means the occurrence of any one or more of the following events: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of the Company’s Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Company’s Voting Stock; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Board of Directors cease to be Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of a majority of the Voting Stock of such holding company.

“Change of Control Offer” has the meaning set forth in Section 1.6.3(a).

“Change of Control Payment” has the meaning set forth in Section 1.6.3(a).

“Change of Control Payment Date” has the meaning set forth in Section 1.6.3(a).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Clearstream” means Clearstream Bank, S.A., or its successors.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Net Tangible Assets” means, as of any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under Capital Leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, as of the end of the Company’s most recently completed accounting period for which financial statements are then available and computed in accordance with GAAP applied on a consistent basis.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who: (1) was a member of the Board of Directors on the date of this Second Supplemental Indenture; or (2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment.

“Custodian” has the meaning set forth in Section 1.7.1.

“Definitive Security” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.14 of the Base Indenture.

“Euroclear” means Euroclear Bank S.A./N.V., or its successor.

“Event of Default” has the meaning set forth in Section 1.7.1

“Global Security” means, individually and collectively, each of the Notes in global form issued to the Depositary or its nominee.

“Indebtedness” of any specified person means, without duplication, any indebtedness in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such person of a demand for reimbursement following payment on the letter of credit)) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet). In addition, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified person in accordance with GAAP:

(1) all Indebtedness of others secured by a lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person); and

(2) to the extent not otherwise included, any guarantee by the specified person of Indebtedness of any other person.

Notwithstanding the foregoing, the term “Indebtedness” excludes any indebtedness of the Company or any of the Company’s Subsidiaries to the Company or a Subsidiary of the Company.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Indirect Participant” means any entity that, with respect to DTC, clears through or maintains a direct or indirect custodial relationship with a Participant.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 11, 2011, by and among the Company, I&N Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and NetLogic Microsystems, Inc., a Delaware corporation (“NetLogic”), pursuant to which Merger Sub will merge with and into NetLogic, on the terms and conditions set forth therein (such transaction, the “Acquisition”).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Outside Date” means August 31, 2012; provided, however, that if the Merger Agreement is terminated in accordance with its terms, the Outside Date shall be the date the Merger Agreement is terminated.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Liens” means, with respect to any person:

(1) Liens on Principal Property existing at the time of acquisition thereof by the Company or a Subsidiary of the Company, or Liens thereon to secure the payment of all or any part of the purchase price thereof, or Liens on Principal Property to secure any Indebtedness incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;

(2) Liens on the Principal Property of a person existing at the time such person is merged into or consolidated with the Company or a Subsidiary of the Company or otherwise acquired by the Company or a Subsidiary of the Company or at the time of sale, lease or other disposition of the properties of such person as an entirety or substantially as an entirety to the Company or a Subsidiary of the Company, provided that such Lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition and does not extend to any Property other than that of the person merged into or consolidated with the Company or a Subsidiary of the Company or such Property sold, leased or disposed;

(3) Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving Principal Property subject to such Liens;

(4) Liens in the Company’s favor or in favor of any of the Company’s Subsidiaries; or

(5) Liens consisting of deposits of Principal Property to secure (or in lieu of) safety, appeal or customs bonds in proceedings to which the Company or any of the Company’s Subsidiaries is a party in the ordinary course of its business.

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting the principal corporate office and any manufacturing, assembly or test plant, distribution center, research facility, design facility, administrative facility, or sales and marketing facility (in each case, whether now owned or hereafter acquired) which is owned or leased by the Company or any of the Company’s Subsidiaries, unless such office, plant, center or facility has a value of less than $5.0 million or unless the Board of Directors has determined in good faith that such office, plant, center or facility is not of material importance to the total business conducted by the Company and the Company’s Subsidiaries taken as a whole.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Rating Agency” means each of Moody’s and S&P, and if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the Notes cease to be rated Investment Grade by both Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Company of the Company’s intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies). If either Rating Agency is not providing a rating of the Notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price at which it is to be redeemed pursuant to this Indenture.

“Reference Treasury Dealer” means (a) each of J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (or their respective affiliates that are primary U.S. Government securities dealers) and their respective successors; provided, however, that if either of the foregoing ceases to be a primary U.S. Government securities dealer, the Company will substitute another primary U.S. Government securities dealer and (b) two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and ask prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption; provided, however, that if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Mandatory Redemption” has the meaning set forth in Section 1.5.2.

“Special Mandatory Redemption Date” means the date which is 20 Business Days after the Outside Date.

“Special Mandatory Redemption Price” has the meaning set forth in Section 1.5.2.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis), computed as of the third Business Day immediately preceding that Redemption Date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Business Day.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.3. Payment, Transfer and Exchange.

1.3.1. Registration of Transfer and Exchange. To permit registrations of transfers and exchanges, the Company shall execute a new Note or Notes for a like aggregate principal amount and in authorized denominations and the Trustee shall authenticate and deliver such Note or Notes upon receipt of a Company Order for the authentication and delivery of such Notes. The Trustee shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange. Prior to such due presentment for the registration of a transfer of any Note, the Trustee, the Company, any Paying Agent and the Registrar may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, the Company, the Paying Agent or the Registrar shall be affected by notice to the contrary.

All certifications, certificates and opinions of counsel which may be required to be submitted to the Trustee to effect a registration of transfer or exchange may be submitted by facsimile, pdf or other electronic means.

1.3.2. Payment. The principal and interest on Notes represented by Global Securities will be payable to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Securities represented thereby.

1.3.3. Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in any Global Security may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Security.

Section 1.4. Optional Redemption.

1.4.1. The provisions of Article III of the Base Indenture, as amended by the provisions of this Second Supplemental Indenture, shall apply to the Notes.

1.4.2. At the Company’s option, the Notes may be redeemed or purchased, in each case, in whole or in part at any time or from time to time prior to the Stated Maturity of the Notes. Upon such redemption of the Notes, the Company shall pay a Redemption Price equal to the greater of:

(a) 100% of the aggregate principal amount of the Notes to be redeemed; and

(b) the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

1.4.3. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date for the Notes, interest shall cease to accrue on the Notes or portions thereof called for redemption. On or before the Redemption Date for the Notes, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, and (except if the date fixed for redemption shall be an Interest Payment Date) accrued interest, if any. If less than all of the Notes are to be redeemed, the Notes shall be redeemed in accordance with Section 3.2 of the Base Indenture.

1.4.4. Notice of any redemption shall be sent by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each holder of the Notes to be redeemed.

1.4.5. At any time, the Company may repurchase Notes in the open market and may hold such Notes or surrender such Notes to the Trustee for cancellation pursuant to Section 2.12 of the Base Indenture.

Section 1.5. Special Mandatory Redemption.

1.5.1. The provisions of Article III of the Base Indenture, as amended by the provisions of this Second Supplemental Indenture, shall apply to the Notes.

1.5.2. If, for any reason, the Acquisition is not completed on or prior to the Outside Date, the Company shall redeem the Notes, in whole and not in part (a “Special Mandatory Redemption”), on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the Notes outstanding, plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

1.5.3. If funds sufficient to pay the Special Mandatory Redemption Price of all of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the

Trustee or a Paying Agent on or before such Special Mandatory Redemption Date, then on and after such Special Mandatory Redemption Date, the Notes will cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the Notes shall terminate.

1.5.4. Notice of a Special Mandatory Redemption will be mailed, with a copy to the Trustee, promptly after the occurrence of the event triggering such redemption, to each Holder of Notes at such Holder’s registered address. Such Special Mandatory Redemption notice shall state the information set forth in Section 3.3 of the Base Indenture.

Section 1.6. Additional Covenants.

The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:

1.6.1. Limitation on Liens.

1.6.1.1. The Company will not (nor will the Company permit any of its Subsidiaries to) create or incur any Lien on any Principal Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of the Company’s Indebtedness or that of any of its Subsidiaries, without effectively providing that the Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(a)	Liens existing as of the issue date of the Notes;

(b)	Liens granted after the issue date, created in favor of the Holders of the Notes;

(c)	Liens securing the Company’s Indebtedness or the Indebtedness of any of its Subsidiaries which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under this Indenture so long as such Liens are limited to all or part of the same Principal Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased;

(d)	Liens created in substitution of or as replacements for any Liens permitted by clauses (a), (b) and (c) above, provided that, based on a good faith determination by the Board of Directors or a committee thereof, our chief executive officer or our chief financial officer, the Principal Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Principal Property encumbered by the otherwise permitted Lien which is being replaced; and

(e)	Permitted Liens.

1.6.1.2. Notwithstanding the foregoing, the Company and its Subsidiaries may, without securing the Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed the greater of (i) 15% of the Company’s Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien or (ii) $300.0 million.

1.6.2. Limitation on Sale and Lease-Back Transactions.

The Company will not (nor will the Company permit any Subsidiary of the Company to) enter into any sale and lease-back transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, of the Company or any Subsidiary of the Company, unless:

(a) such transaction was entered into prior to the issue date of the Notes;

(b) such transaction involves a lease for less than three years;

(c) such transaction involves the sale and leasing back to the Company of any Principal Property by one of its Subsidiaries or the sale and leasing back to one of the Company’s Subsidiaries by another of the Company’s Subsidiaries;

(d) the Company or such Subsidiary would be entitled to incur Indebtedness secured by a mortgage on the Principal Property to be leased in an amount at least equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Notes pursuant to Section 1.6.1 above; or

(e) the Company applies an amount equal to the fair market value of the Principal Property sold, within 180 days of such sale and lease-back transaction, to any of (or a combination of) (a) the prepayment or retirement of the Notes, (b) the prepayment or retirement of Indebtedness for borrowed money of the Company or a Subsidiary of the Company (other than Indebtedness that is subordinated to the Notes) or (c) the purchase, construction, development, expansion or improvement of Principal Property.

1.6.3. Purchase of Notes upon a Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the Notes as described in Section 1.4, each Holder of Notes will have the right to require that the Company purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company must send, by first-class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs, other than as may be required by law (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Definitive Securities electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or Holders of Global Securities must transfer their Notes to the Paying Agent by book-entry transfer pursuant to the Applicable Procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate Principal Amount of Notes or portions of Notes being repurchased by the Company.

(c) The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under this Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of this Section 1.6.3, the Company will comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1.6.3 by virtue of any such conflict.

Section 1.7. Defaults and Remedies.

1.7.1. Events of Default.

This Section 1.7.1 shall replace Section 6.1 of the Base Indenture with respect to the Notes only.

Each of the following is an “Event of Default” with respect to the Notes:

(a) default in the payment of any interest, including any Additional Interest, on the Notes when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a Paying Agent prior to the expiration of such 30-day period);

(b) default in the payment of principal of the Notes when due and payable;

(c) default in the performance or breach of any other covenant or warranty by the Company in this Indenture (other than a covenant or warranty that has been included in this Indenture solely for the benefit of a Series of debt securities other than the Notes), which default continues uncured for a period of 60 days after the Company receives, by registered or certified mail, written notice from the Trustee or the Company and the Trustee receive, by registered or certified mail, written notice from the holders of not less than 25% in principal amount of the outstanding Notes as provided in this Indenture;

(d) the Company pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is unable to pay its debts as the same become due; or

(e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company in an involuntary case;

(ii) appoints a Custodian of the Company or for all or substantially all of its property; or

(iii) orders the liquidation of the Company,

and the order or decree remains unstayed and in effect for 60 days.

The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

No Event of Default with respect to the Notes (other than an Event of Default referred to in Section 1.7.1(d) or (e)) necessarily constitutes an Event of Default with respect to any other Series of debt securities of the Company.

1.7.2. Acceleration of Maturity; Recession and Annulment.

This Section 1.7.2 shall replace Section 6.2 of the Base Indenture with respect to the Notes only.

If an Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default referred to in Section 1.7.1(d) or 1.7.1(e)), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest, if any, on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon such declaration such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 1.7.1(d) or 1.7.1(e) shall occur, the principal of and accrued and unpaid interest, if any, on all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Notes.

At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in this Indenture, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such a declaration and its consequences if all Events of Default with respect to the Notes, other than the non-payment of accelerated principal and interest, if any, with respect to the Notes, have been cured or waived as provided in this Indenture.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

1.7.3. Limitation on Suits.

This Section 1.7.3 shall replace Section 6.7 of the Base Indenture with respect to the Notes only.

No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(ii) the Holders of at least 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

(iii) such Holder or Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request;

(iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity or security has failed to institute any such proceeding; and

(v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Notes;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders of the applicable Series.

ARTICLE II

MISCELLANEOUS

Section 2.1. Definitions.

Capitalized terms used but not defined in this Second Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.2. Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Second Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3. Governing Law.

THIS INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 2.4. Severability.

In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5. Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 2.6. No Benefit.

Nothing in this Second Supplemental Indenture, express or implied, shall give to any person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Second Supplemental Indenture or the Base Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

BROADCOM CORPORATION

By:	/s/ Scott McGregor
Name: Scott McGregor
Title: President and Chief Executive Officer

By:	/s/ Eric K. Brandt
Name: Eric K. Brandt
Title: Executive Vice President and Chief Financial Officer

Second Supplemental Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph M. O’Donnell
Name: Joseph M. O’Donnell
Title: Vice President

Second Supplemental Indenture

EXHIBIT A

FORM OF 2.700% SENIOR NOTES DUE 2018

[Insert the Global Security legend]

2.700% SENIOR NOTES DUE 2018

No. [ ]	$[ ]

CUSIP No. 111320AE7

BROADCOM CORPORATION

Broadcom Corporation, a California corporation (the “Company”), promises to pay to or registered assigns, the principal sum of [            ] Dollars ($[            ]) on November 1, 2018.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

Each holder of this Note (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Note hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been manually signed by or on behalf of the Trustee. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.3 of the Base Indenture.

Date: [                    ]

BROADCOM CORPORATION

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 2.700% Senior Notes due 2018 issued by Broadcom Corporation of the Series designated therein referred to in the within-mentioned Indenture.

Date: [                    ]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Broadcom Corporation

2.700% Senior Notes due 2018

This note is one of a duly authorized Series of debt securities of Broadcom Corporation, a California corporation (the “Company”), issued or to be issued in one or more Series under and pursuant to an Indenture for the Company’s debentures, notes or other debt instruments evidencing its Indebtedness, dated as of November 1, 2010 (the “Base Indenture”), duly executed and delivered by and among the Company and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of November 9, 2011 (the “Second Supplemental Indenture”), by and between the Company and the Trustee. The Base Indenture as supplemented and amended by the Second Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in Series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This note is one of the Series designated on the face hereof (individually, a “Note,” and collectively, the “Notes”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the Holders of the Notes (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Second Supplemental Indenture, as applicable.

1. Interest. The rate at which the Notes shall bear interest shall be 2.700% per year. The date from which interest shall accrue on the Notes shall be November 9, 2011, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be May 1 and November 1 of each year, beginning May 1, 2012. Interest shall be payable on each Interest Payment Date to the holders of record at the close of business on the April 15 and October 15 prior to each Interest Payment Date. The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest), if any, to the persons in whose name such Notes are registered at the close of business on the regular record date referred to on the facing page of this Note for such interest installment. In the event that the Notes or a portion thereof are called for redemption and the Redemption Date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Notes will be paid upon presentation and surrender of such Notes as provided in the Indenture. The principal of and the interest on the Notes shall be payable in Dollars, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

3. Paying Agent and Registrar. Initially, the Trustee will act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent or Registrar without notice to any Holder.

4. Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date the Indenture is qualified. The Notes are subject to all such terms, and Holders are referred to the Indenture and TIA for a statement of such terms. The Notes are senior unsecured obligations of the Company and constitute the Series designated on the face hereof as the “2.700% Senior Notes due 2018”, initially limited to $500,000,000 in aggregate principal amount. The Company will furnish to any Holders upon written request and without charge a copy of the Base Indenture and the Second Supplemental Indenture. Requests may be made to: Broadcom Corporation, 5300 California Avenue, Irvine, CA 92617 Attention: General Counsel.

5. Redemption. At the Company’s option, the Notes may be redeemed or purchased, in each case, in whole or in part at any time or from time to time prior to the Stated Maturity of the Notes, as provided in Section 1.4 of the Second Supplemental Indenture. The Notes are subject to a special mandatory redemption feature, as provided in Section 1.5 of the Second Supplemental Indenture.

The Notes will not have the benefit of any sinking fund.

6. Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem this Note as described in Section 1.4 of the Second Supplemental Indenture, the Holder of this Note will have the right to require that the Company purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Note pursuant to the Change of Control Offer, at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of a Holder of this Note on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company must send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, in accordance with Section 1.6.3 of the Second Supplemental Indenture, which notice shall govern the terms of the Change of Control Offer.

7. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in Section 1.3 of the the Second Supplemental Indenture and Sections 2.7 and 2.14.2 of the Base Indenture. The Notes may be presented for exchange or for registration of transfer at the office of the Company or its agency designated by the Company for such purpose. No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 2.11, 3.6 or 9.6 of the Base Indenture). Neither the Company nor the Registrar shall be required (a) to issue, register the transfer of, or exchange Notes for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of Notes selected for redemption and ending at the close of business on the day of such mailing, or (b) to register the transfer of or exchange Notes selected, called or being called for redemption as a whole or the portion being redeemed of any such Notes selected, called or being called for redemption in part.

8. Persons Deemed Owners. The person in whose name this Note is registered may be treated as its owner for all purposes.

9. Repayment to the Company. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal and interest that remains unclaimed for two years. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

10. Amendments, Supplements and Waivers. The Company and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder: (a) to cure any ambiguity, defect or inconsistency, (b) to comply with Article V of the Base Indenture (c) to provide for uncertificated Notes in addition to or in place of certificated Notes, (d) to make any change that does not adversely affect the rights of any Holder, (e) to provide for the issuance of and establish the form and terms and conditions of Notes as permitted by the Indenture, (f) to evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, or (g) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA. The Company and the Trustee may enter into a supplemental indenture with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes affected by such supplemental indenture (including consents obtained in connection with a tender offer or exchange offer for the Notes), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes. Except as provided in Section 6.13 of the Base Indenture, the Holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Notes) may waive compliance by the Company with any provision of the Indenture or the Notes.

11. Defaults and Remedies. If an Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default in Sections 1.7.1(d) or 1.7.1(e) of the Second Supplemental Indenture), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount of and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon such declaration such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 1.7.1(d) or 1.7.1(e) of the Second Supplemental Indenture shall occur, the principal of and accrued and unpaid interest, if any, on all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Notes. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders unless such Holders shall have offered the Trustee security or indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the Holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes.

12. Trustee May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not Trustee, Paying Agent or Registrar.

13. No Recourse Against Others. A director, officer, employee or stockholder (past or present), as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

14. Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15. Authentication. This Note shall not be valid until the Trustee manually signs the certificate of authentication attached to the other side of this Note.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Governing Law. THE INDENTURE AND THIS NOTE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE OR THIS NOTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee))

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 1.6.3 of the Second Supplemental Indenture, check the box:

☐	1.6.3 Change of Control Triggering Event

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 1.6.3 of the Second Supplemental Indenture, state the amount: $            .

Date:	Your Signature:
(Sign exactly as your name appears
on the other side of the Note)

Tax I.D. number:

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee))

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The following exchanges of a part of this Global Security for an interest in another Global Security or for a Definitive Security, or exchanges of a part of another Global Security or Definitive Security for an interest in this Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian